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                                                                   Exhibit 10.10

               IBM VoiceType Application Factory for Windows 95TM
                    Run-time License Agreement ("AGREEMENT")

This Agreement is valid only if signed and received by IBM by 12/31/96.

PART I. DEFINITIONS

1.1 Applications are copies of software products that include Code that you develop and provide to Customers and internal end users under your company agreements. An Application includes the original release only of the same product.

1.2 Code is the U.S. English only beta version of the IBM VoiceType Run-time files for Windows 95 as listed on the VoiceType Application Factory for Windows 95 CD-ROM in the RUNTIME DOC file.

1.3 Customer is an end user authorized to use the Applications for internal productive use and not for remarketing. Customers do not include your internal end users.

1.4      Distributors are any business entitled you use to distribute
         Applications.

1.5 Enhancements are changes or additions other than Maintenance Modifications, to the Code.

1.6 Maintenance Modifications are revisions that correct any mistake, problem or defect that causes the Code in your Application to malfunction or to fail to meet its specifications.

1.7 Trademark is the IBM VoiceType name or other trademark or logo designated by IBM to you in writing.

PART 2. LICENSE AND WARRANTY

2.1 IBM licenses you under its copyrights an internal license to prepare derivative works of the file ICSSWAPLDLL to the extent required to produce Applications in accordance with the instructions as detailed in the IBM VoiceType Application Factor Technical Reference Manual. IBM further licenses you under its copyrights an external license to reproduce and distribute this derivative work in Applications. This license includes the right to license others to use and execute the derivative works only as part of Applications.

2.2      You may not, except as otherwise provided herein.

         a) use, copy, modify, merge, or transfer copies of the Code except as provided in this license;

         b)       reverse, assemble or reverse compile the Code; or

         c)       sublicense, rent, lease, or assign the Code.

23. IBM grants you a nonexclusive, limited, nontransferable worldwide personal right to use the Trademark as described herein.



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2.4      At IBM's request, you will provide copies of your agreements used to license the Code as part of your Application. You will obtain the Customer's agreement to, and ensure your internal end users comply with, Customer obligations in your agreements that include the substance of the following:

         a) authorization to make one copy of the Code for backup or archival purposes only.

         b) authorization to transfer the Code as part of the Application to another party provided:

                  1) the Customer transfers a copy of the license agreement, related licensed materials and at least one unaltered copy of the Application to the other party; and

                  2)       such transfer terminates the Customers license;

         c)       prohibition from any other copying of the Code,

         d) direction to destroy or disable all copies of the Code upon license termination;

         e) prohibition from reverse assembling, reverse compiling or translating the Code except as permitted by law without the possibility of contractual waiver; and

         f)       statements that:

                  1) the Code is copyrighted and licensed; it is not sold. You do not pass title to the Code;

                  2) the Applications provided may contain, or be derivative works of, materials licensed by a third party. You have assumed responsibility for these materials and their use in the Application.

         You also will state in your written agreements with Customers that third party suppliers of the Code disclaim all implied warranties. This disclaimer will include the implied warranties of noninfringement, merchantability and fitness for a particular purpose. These agreements will also limit liabilities to a reasonable amount and state, in comparable words, "The collective liabilities of the seller/licenser and its third party suppliers are subject to the limitation of liabilities described in this agreement. Third party suppliers disclaim all liability for consequential or other indirect damages. The third party supplier is an intended beneficiary of these limitations and disclaimers and the limitation of liabilities for seller/licensor and its suppliers are not cumulative."

2.5 IBM DOES NOT WARRANT THAT THE CODE OR APPLICATIONS WILL MEET THE REQUIREMENTS OF YOU, YOUR DISTRIBUTORS OR CUSTOMERS, OR THAT THEIR OPERATION WILL BE UNINTERRUPTED OR ERROR FREE, IBM PROVIDES THE CODE "AS IS" WITHOUT WARRANTY, IBM DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OR NONINFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

2.6 Notwithstanding the foregoing provisions of this section, nothing herein shall be deemed to grant any other implied rights or licenses to you.

PART 3.  YOUR RESPONSIBILITIES

3.1      In the event you create an Application you will:


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         a)       integrate and distribute the Code as specified in Section 2 into all copies of the Application.

         b) provide the Code in object code only under your license agreement as part of your Application;

         c) include written copyrights and other notices on the Application sufficient to protect or intellectual property rights of IBM and others in the Code.

         d) include on the Application a U.S. Government user limited and restricted rights notice that complies .

         e) be solely responsible to anyone receiving your Application for any support, service, Enhancements, Maintenance Modifications, or technical or other assistance; and

         f) not provide anything to the end users that would enable them to invoke the Code directly.

3.2 You will reproduce on all copies of the Application, all copyright notices, acknowledgments of contributions, and legends of ownership of the Trademark(s) appearing in or on corresponding portions of the Code. In addition, you will include the Trademark(s) on your Application packaging or a statement indicating IBM VoiceType technology is included in your Application in accordance with instructions provided by IBM which may change from time to time. You will use the appropriate trademark and trademark symbol (either "TM" or an R in a circle in a superscript in the United States and as appropriate under local law elsewhere) and clearly indicate IBM's ownership of its trademarks whenever the Trademark is first displayed in the Application and as mentioned in any advertisements, brochure, package or in any other manner in connection with the Application. Your use of the Trademark shall only be in connection with your marketing of the Application and not with any other goods or services offered by you and will only be used to make factual statements. You will not, at any time during the term of this Agreement, use any name or trademark confusingly similar to the Trademark and you agree that your use of the Trademark will not directly or indirectly create in or for you any right, title or interest in the Trademark. You agree that the Trademark together with the goodwill of the business symbolized thereby are the sole and exclusive properties of IBM. The use by you of the Trademark shall inure solely to the benefit of IBM. Your name or trademarks will not be displayed in relation to the Trademark in a manner that suggests that your name or trademarks are part of or related to the Trademark. You may not display the Trademark as prominent or more prominent than your name, trademarks, tradenames or those of any third party. At IBM's request, you agree to change any promotional, advertising or related materials which IBM determines to be inaccurate, objectionable, misleading or a misuse of the Trademark. You will be responsible for the expense of any such change.

3.3 You agree that it is of fundamental important to IBM that Code bearing Trademark(s) be of the highest quality and integrity and that the Trademark(s) be property used and displayed. IBM shall have the absolute and uncontested right to inspect and verify the quality of goods sold, licensed, or transferred using the Trademark(s). Upon request you will make a reasonable number of specimens of such goods available for IBM's inspection. IBM shall promptly notify you of any failure to satisfy IBM quality standards following IBM's inspection. If you fail to


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         meet the quality standards set forth in this Agreement, you shall be deemed to be in breach hereof which must be corrected to IBM's satisfaction within thirty (30) days of being put on notice. Until such breach is corrected you may not sell or distribute any Code with the Trademark(s).

PART 4.  ORDERS AND PAYMENT

4.1 You will pay IBM the royalties listed below. IBM will not issue invoices for royalties due. You will pay royalties to IBM as specified below. All royalties for licenses to Code must be paid by December 31, 1996.

4.2 Royalty payments, except as described in Section 4.3 are due 30 days after the end of each calendar quarter during which Applications are distributed, licensed or placed in service. All payments will be made in U.S. dollars.

4.3 Royalty payments for Applications distributed or licensed after 09/30/96 are due on or before December 31, 1996.

4.4 For each copy of your Application, or a derivative work of it, that you license or distribute you will pay IBM the applicable fixed dollar royalty amount in the following table:

                       LICENSES                                    AMOUNT

                   First 250                                       $250.00
                   251-20,000                                      $  1.00
                   20,001-100,000                                  $  0.50
                   100,000+                                        $  0.25

4.5 You will pay amounts equal to any applicable taxed resulting from any transaction under this Agreement unless you can show that you are exempt. This does not include taxed based on IBM's net income. You are responsible for personal property taxes and any import or export duties or tariffs resulting from the shipment, import or export of any Applications.

4.6 You will provide a statement with each payment that includes the following information for each Distributor and each country where you license the Code.

         a) number of copies of Code in Applications you provide to Distributors;

         b) number of copies of Code in Applications licensed to Customers;

         c)       number of copies of Code licensed to you internal end users;

         d)       total royalties due; and

         e)       an explanation of the royalty calculation.

         In addition, you will provide a statement with payment that includes the number of copies of Code which you are ordering to license in Applications for the period as described in Section 5.2 below.


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4.7      You will send your signed Agreement, all fees, royalties and taxes, and the statement of royalties, to the following address:

                  ORM Branch Office JWQ
                  Mail Drop  305
                  150 Kettletown Road
                  Southbury, CT 06488

         You will reference "VoiceType Application Factory for Windows 95 Run-Time" on your statement.

PART 5. TERM AND TERMINATION

5.1 This Agreement begins on the date you sign below and shall terminate on December 31, 1996. IBM may terminate this Agreement for your breach by providing a 30 day notice that describes the breach. The termination will not be effective if the breach is cured within the notice period. Termination or expiration of the Agreement does not affect previously granted paid-up rights and licenses to Customers and your internal end users for so long as they remain in compliance with your customer license agreements.

5.2 Up to December 31, 1997, you may license and distribute copies of Code as part of your Application, for such copies of Code which were ordered and which royalty payment was made on or before December 31, 1996.

5.3 The following sections will survive and extend beyond termination or expiration of this Agreement.

         a)       Section 2.4;

         b) Section 3 (for all authorized copies of the Application distributed after termination); and

         c)       Sections 5, 6 and 7.

PART 6. LIMITATION OF LIABILITY

6.1 Except as provided below, IBM is only responsible for the amount of actual loss or damage, up to the amount you paid for the Code that are the subject of the claim.

6.2 IBM is responsible for bodily injury (including death) and damage to real property or tangible personal property caused by the Code as provided by IBM. You are responsible for bodily injury (including death) and damage to real property or tangible personal property caused by the your Applications. You indemnify and hold IBM harmless from and against any claims or liabilities arising out of the use, reproduction, or distribution of your Application. IBM is not responsible for damages arising from or related to use of the Code in any country where you are not authorized to market Applications.


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6.3      Neither party is liable to the other for economic consequential damages
         (including lost profits or savings) or incidental damages, even if informed that they may occur. Under no circumstances will IBM indemnify you or be liable for any of the following:

         a) third party claims against you for losses or damages other than those described in Section 6.l2 above;

         b)       loss of, or damage to, any records or data;

         c)       testing, safety or performance of your Applications;

         d) your modifications of the Code or its use in other than its specified environment;

         e) the combination, operation or use of the Code with any product, data or apparatus that IBM did not provide; or

         f) the use of the Code for medical applications or with nuclear materials or other hazardous activities.

PART 7. GENERAL

7.1 The terms of this Agreement will prevail. Terms in your purchase orders and IBM's invoices are void.

7.2 You will maintain relevant records to support invoices issued or payments made to IBM and to show you have otherwise complied with this Agreement. You will retain and make available records for three years from the date of the related transaction or payment. If IBM requests, you will make financial records available to an independent auditor chose and compensated by IBM. IBM's requests will be in writing and will not occur more than once each year. If any audit discovers that you underpaid IBM, you will pay the amount due plus interest and attorney's fees. Interest accrues from the payment due date. The interest rate is the lower of 2% per month or the highest interest rate allowed by law. If you have underpaid IBM by more than 5% , you will reimburse IBM for all expenses associated with the audit. On IBM's request, you will provide assurances satisfactory to IBM, including substantiating documentation, showing that you have been and are in compliance with the terms of this Agreement. IBM may also have other remedies under the law and this Agreement.

7.3 Your Distributor agreements for Applications will be consistent with your obligations under this Agreement. You will ensure that your Distributors comply with these obligations. IBM may survey your Distributors to review compliance.

7.4 You may not assign or transfer this Agreement or your rights under it or delegate or subcontract your obligations without IBM's prior written approval.

7.5 This is the exclusive agreement between the parties related to this subject matter. For a change to the Agreement to be valid, both parties must sign it. No approval, consent or waiver will be enforceable unless signed by the granting party. Failure to insist on strict performance or to


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         exercise a right when entitled does not prevent a party from doing so later for that breach or a future one.

7.6 IBM does not have any plans at this time to provide Maintenance Modifications or Enhancements for the Code during the term of this Agreement.

7.7 You are authorized to distribute Code in your Applications worldwide except as prohibited by applicable law. In addition, upon notice from IBM, you will discontinue distribution in any jurisdiction where IBM, in its discretion, determines it cannot adequately protect its intellectual property in the Code. IBM provides Programs with limited and restricted rights for U.S. Government users. You are the exporter of record.

7.8 Neither party will issue press releases or other publicity regarding this Agreement or our relationship under it without the prior written approval of the other party.

7.9 Neither party may bring an action, regardless of form, more than two years after the cause of action arose. Both parties will act in good faith to resolve disputes. Each party waives its rights to a jury trial in any resulting litigation. This Agreement is governed by the laws of the State of New York and litigation will only be commenced in this State.

By signing below you agree to the terms of this Agreement. Once signed you agree that any reproduction made by reliable means (for example, photocopy or facsimile) is an original unless prohibited by local law.

         Signature:                         /s/ Walt Nawrocki
                                            -----------------------------------
         Print Name:                        Walt Nawrocki

         Company Name:                      Registry Magic, Inc.

         Application Name:                  Advanced Royalties

         Address:                           551 N.W. 14th Place

                                            Boca Raton, FL 33486

         Phone:                             561 391 6925

         Fax:                               561 750 7985

         Date:                              12/27/96



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